Exhibit 99

Manning & Napier, Inc. Reports Second Quarter 2018 Earnings Results

FAIRPORT, NY, July 31, 2018 - Manning & Napier, Inc. (NYSE: MN), (“Manning & Napier” or “the Company”) today reported 2018 second quarter results for the period ended June 30, 2018.
Summary Highlights

•	Assets under management ("AUM") at June 30, 2018 were $22.8 billion, compared to $23.4 billion at March 31, 2018

•	Revenue for the second quarter was $41.1 million, a decrease of 3% from first quarter revenue of $42.2 million

•	Second quarter income before taxes was $6.7 million; the net income attributable to Manning & Napier, Inc. for the second quarter was $0.8 million, or $0.05 per diluted share

•	On a non-GAAP basis, economic net income for the quarter was $4.6 million, or $0.06 per adjusted share

•	The Company's Board of Directors declared a quarterly dividend of $0.08 per share of Class A common stock at the April 2018 board meeting

•	Our Disciplined Value strategies are approaching the $1 billion AUM milestone as of June 30, including our 5-star Morningstar rated Disciplined Value mutual fund.

“Global trade relations and geopolitical tensions continued to drive market volatility and highlight the importance of active investment management, leading to competitive year to date returns for several of our priority products and investment strategies” said Charles Stamey, Executive Vice President and Co-CEO of Manning & Napier. “We have also progressed several key initiatives resulting from our recent business plan review. We believe that our focus on driving AUM growth, enhancing our consultative services, and modernizing our infrastructure, while delivering competitive investment returns, will advance this plan and help our clients achieve their financial goals.”
Second Quarter 2018 Financial Review
On January 1, 2018, the Company adopted ASU 2014-09, Revenue from Contracts with Customers (Topic 606). Refer to the section below entitled "Adoption of ASU 2014-09, Revenue from Contracts with Customers" for impacts to the Company.
Manning & Napier reported second quarter 2018 revenue of $41.1 million, a decrease of 20% from revenue of $51.5 million reported in the second quarter of 2017, and a decrease of 3% from revenue of $42.2 million reported in the first quarter of 2018. The decrease in revenue resulted primarily from decreases in average AUM. Average AUM for the second quarter of 2018 was $23.1 billion, a 19% and 5% decrease from average AUM for the second quarter of 2017 and the first quarter of 2018, when average AUM was $28.6 billion and $24.3 billion, respectively. Revenue as a percentage of average AUM was 0.71% for the second quarter of 2018, compared to 0.72% for the second quarter of 2017 and 0.70% for the first quarter of 2018.
Operating expenses for the second quarter of 2018 were $34.8 million, a decrease of $1.8 million, or 5%, compared with the second quarter of 2017, and a decrease of $0.2 million, or 1%, compared with the first quarter of 2018.

Compensation and related costs were $21.7 million for the second quarter of 2018, a decrease of $0.5 million, or 2%, and $2.1 million, or 9%, compared with the second quarter of 2017 and first quarter of 2018, respectively. The decrease in the second quarter of 2018 compared to the second quarter of 2017 was driven primarily by lower variable incentive costs as a result of the reduction in AUM and an 8% reduction in average workforce, partially offset by increases in our executive compensation. The decrease in the second quarter of 2018 compared to the first quarter of 2018 was driven by a 2% reduction in the average workforce, decreases in share-based compensation due to the timing of equity awards in the first quarter, and reduced variable incentive compensation caused by lower AUM and revenue. As a percentage of revenue, compensation and related costs for the second quarter of 2018 were 53%, compared with 43% for the second quarter of 2017 and 56% for the first quarter of 2018.
Distribution, servicing and custody expenses for the second quarter of 2018 decreased by $2.6 million, or 36%, when compared to the second quarter of 2017 and $0.3 million, or 6%, when compared to the first quarter of 2018. Approximately $0.7 million of the decrease from the second quarter of 2017 is a result of the adoption of Topic 606 which resulted in the change in the presentation of certain revenue related costs on a gross versus net basis with no impact to net income. The remaining decrease in distribution, servicing and custody expense resulted from decreases in average mutual fund and collective trust AUM which decreased by 28% when compared to the second quarter of 2017 and 6% when compared to the first quarter of 2018.
Other operating costs in the second quarter of 2018 increased by $1.3 million, or 19%, compared with the second quarter of 2017, and by $2.1 million, or 33%, compared with the first quarter of 2018. Included in other operating costs in the first quarter of 2018 was a $2.1 million operating gain for the Company's sale of the Rainier U.S. mutual funds, which was the primary driver for the increase in other operating costs in the second quarter of 2018. Approximately $0.5 million of the increase from the second quarter of 2017 is a result of the adoption of Topic 606 which resulted in the change in the presentation of certain revenue related costs on a gross versus net basis with no impact to net income. As a percentage of revenue, other operating costs for the second quarter of 2018 were 21% compared to 14% for the second quarter of 2017 and 15% for the first quarter of 2018.
Operating income was $6.4 million for the second quarter of 2018, a decrease of $8.6 million, or 58%, from the second quarter of 2017 and a decrease of $0.9 million, or 12%, from the first quarter of 2018. Operating margin was 15% for the second quarter of 2018, compared with 29% for the second quarter of 2017 and 17% for the first quarter of 2018.
Non-operating income was $0.3 million for the second quarter of 2018, compared to $0.8 million and $0.5 million for the second quarter of 2017 and first quarter of 2018, respectively. Non-operating income for the second quarter of 2018 includes $0.4 million of interest and dividend income, compared to $0.2 million and $0.5 million for the second quarter of 2017 and first quarter of 2018, respectively. In addition, non-operating income for the second quarter of 2018 included less than $0.1 million of net loss on investments held by the Company to provide initial cash seeding for product development purposes, compared to net income of $0.6 million for the second quarter of 2017 and net loss of $0.2 million for the first quarter of 2018.
Income before taxes was $6.7 million for the second quarter of 2018, compared to $15.8 million in the second quarter of 2017, a 58% decrease, and $7.8 million in the first quarter of 2018, a 14% decrease. Provision for income taxes decreased by $0.8 million compared to the second quarter of 2017 and remained consistent with the first quarter of 2018. The decrease from the second quarter of 2017 was primarily driven by the enactment of the Tax Cuts and Jobs Act (“U.S. Tax Reform”), signed into law on December 22, 2017, which decreased the corporate federal tax rate from 35% to 21%.
Net income attributable to the controlling and noncontrolling interests for the second quarter of 2018 was $6.2 million, compared to $14.6 million in the second quarter of 2017 and $7.3 million in the first quarter of 2018. Net income attributable to Manning & Napier, Inc. for the second quarter of 2018 was $0.8 million, or $0.05 per basic and diluted share, compared to net income of $1.7 million, or $0.12 per basic and diluted share, in the second quarter of 2017 and $1.2 million, or $0.08 per basic and $0.07 per diluted share, in the first quarter of 2018, and reflects the public ownership of the Company’s subsidiary, Manning & Napier Group, LLC. The remaining ownership interests are attributable to the other members of Manning & Napier Group, LLC.
As defined in the Non-GAAP Financial Measures section of this release, the Company uses economic net income and economic net income per adjusted share to provide greater clarity regarding the cash earnings of the business. On this basis, Manning & Napier reported second quarter 2018 economic net income of $4.6 million, or $0.06 per adjusted share, compared to $9.7 million, or $0.12 per adjusted share, in the second quarter of 2017 and $5.6 million, or $0.07 per adjusted share, in the first quarter of 2018.

Six-months ended June 30, 2018 Financial Review
Manning & Napier reported 2018 year-to-date revenue of $83.3 million, a decrease of 22% from revenue of $107.0 million reported for the same period in 2017. This decrease was consistent with changes in average AUM, which decreased by 22% from the prior year to $23.7 billion in 2018. 2018 year-to-date revenue as a percentage of average AUM remained consistent with the prior year-to-date period at 0.71%.
2018 year-to-date operating expenses were $69.8 million, a decrease of $5.5 million, or 7%, from the same period in 2017.
Compensation and related costs for 2018 year-to-date decreased by $0.2 million, or less than 1%, when compared to the same period in 2017. This decrease was driven primarily by lower variable incentive costs as a result of the reduction in AUM and a 9% reduction in average workforce, partially offset by changes in our executive compensation. As a percentage of revenue, compensation and related costs for 2018 year-to-date were 55%, compared to 43% for the prior year.
Distribution, servicing and custody expenses for 2018 year-to-date decreased by $5.2 million, or 36%, from 2017 for the same period. Approximately $1.3 million of the decrease is a result of the adoption of Topic 606 which resulted in the change in the presentation of certain revenue related costs on a gross versus net basis with no impact to net income. The remaining decrease in distribution, servicing and custody expense resulted from decreases in average mutual fund and collective trust AUM, which decreased by 34% when compared to 2017 year-to-date.
Other operating costs for 2018 year-to-date decreased by $0.2 million, or 1%, when compared to 2017 year-to-date, driven mainly by the $2.1 million operating gain recognized during the first quarter of 2018 related to the Company's sale of the Rainier U.S. mutual funds. This decrease is partially offset by approximately $1.0 million as a result of the adoption of Topic 606 which resulted in the change in the presentation of certain revenue related costs on a gross versus net basis with no impact to net income. As a percentage of revenue, other operating costs were 18% and 14% for the six months ended June 30, 2018 and 2017, respectively.
Operating income was $13.6 million for 2018 year-to-date, a decrease of $18.1 million, or 57%, from 2017 year-to-date. Operating margin for 2018 year-to-date was 16% compared to the prior year period of 30%.
Non-operating income for 2018 year-to-date was $0.9 million, a decrease of $1.1 million from the 2017 period. The 2018 year-to-date period included $0.9 million of interest and dividend income, compared to $0.4 million for the same period in 2017. In addition, 2018 year-to-date reflects $0.3 million of net losses on investments held by the Company to provide initial cash seeding for product development purposes, compared to net gains of $1.6 million for the same period in 2017.
Income before taxes was $14.4 million for 2018 year-to-date, compared to $33.7 million in the 2017 period, a 57% decrease. Provision for income taxes for 2018 year-to-date decreased by $1.6 million compared to the 2017 period, primarily due to the enactment of the U.S. Tax Reform and a decrease in taxable earnings compared to the same period in 2017.
Net income attributable to the controlling and noncontrolling interests was $13.5 million and $31.1 million for 2018 year-to-date and 2017 year-to-date, respectively. Net income attributable to the common shareholders for 2018 year-to-date was $2.0 million, or $0.13 per basic and diluted share, compared to $3.6 million, or $0.25 per basic and diluted share for 2017 year-to-date.
On a Non-GAAP basis, as defined in the Non-GAAP Financial Measures section of this release, economic net income was $10.2 million, or $0.13 per adjusted share for 2018 year-to-date, compared to $20.6 million, or $0.26 per adjusted share in 2017 year-to-date.
Assets Under Management
As of June 30, 2018, AUM was $22.8 billion, a decrease of 3% from $23.4 billion as of March 31, 2018 and a decrease of 16% from $27.1 billion as of June 30, 2017. The composition of the Company’s AUM across portfolios as of June 30, 2018 was 66% in blended assets, 29% in equity, and 5% in fixed income, compared to 64% in blended assets, 31% in equity, and 5% in fixed income at March 31, 2018, and 61% in blended assets, 34% in equity, and 5% in fixed income at June 30, 2017.
Since March 31, 2018, AUM decreased by $0.6 billion. This decrease in AUM was attributable to net client outflows of $0.9 billion, partially offset by market appreciation of $0.3 billion. Net client outflows consisted of approximately

$0.6 billion of net outflows for separate accounts and approximately $0.3 billion of net outflows for mutual fund and collective investment trust products. The annualized separate account retention rate for the three months ended June 30, 2018 was 85%, consistent with 84% for the rolling 12 months ended June 30, 2018.
When compared to June 30, 2017, AUM decreased by $4.2 billion from $27.1 billion, including a decrease of $2.1 billion, or 12%, in separate account AUM and a decrease of $2.1 billion, or 23%, in mutual fund and collective investment trust AUM. The $4.2 billion decrease in AUM from June 30, 2017 to June 30, 2018 was attributable to net client outflows of approximately $5.9 billion and disposed assets of $0.4 billion, partially offset by market appreciation of $2.0 billion. The net client outflows of $5.9 billion consisted of $3.4 billion of net outflows for separate accounts and $2.4 billion of net outflows for mutual funds and collective investment trusts.
Balance Sheet
Cash and cash equivalents were $77.2 million and $69.5 million as of June 30, 2018 and March 31, 2018, respectively. Investments, including short-term investments and seeded products, were $69.4 million and $69.1 million, as of June 30, 2018 and March 31, 2018, respectively.
During the quarter ended June 30, 2018, Manning & Napier Group, LLC distributed $4.0 million in cash to its members, resulting in a second quarter dividend of $0.08 per share of Class A common stock. As of June 30, 2018, the Company had no debt.
Other Business Updates
As part of the Company's recent business plan review, management has identified several initiatives with the goal of strengthening its core business and improving profitability. With an initial focus on expense management, the Company commenced a voluntary employee retirement offering (the "offering"). The offering is available to employees meeting certain age and length-of-service requirements, and whose business function is outside of Research and Sales. As of June 30, 2018, the period for voluntary participation in the offering remained open. Subsequent to June 30, 2018, the offering period closed and the Company completed additional workforce reductions as a result of declines in AUM, client accounts and revenue over the last several years.
Under these initiatives, management estimates approximately $2.7 million in severance charges will be incurred during the third and fourth quarters of 2018. Concurrently, the Company continues to pursue a variety of initiatives designed to support AUM growth and modernize company infrastructure with the objective of achieving long-term AUM growth, improved margins and by extension, enhanced shareholder value.
Adoption of ASU 2014-09, Revenue from Contracts with Customers
On January 1, 2018, the Company adopted ASU 2014-09, Revenue from Contracts with Customers (Topic 606) using the modified retrospective approach with the cumulative effect of initial application recognized January 1, 2018. Results for reporting periods beginning after January 1, 2018 are presented under Topic 606, while prior period amounts are not adjusted. There were no changes in the timing of revenue recognition. Upon the adoption of Topic 606, the Company changed the presentation of certain revenue related costs on a gross versus net basis, impacting revenue, distribution, servicing and custody expenses, as well as other operating costs within its consolidated statements of operations. This change had no impact on net income.
In addition, effective January 1, 2018, the Company changed the presentation of revenue within its consolidated statements of operations. Revenue, previously reported as a single line item, has been disaggregated to present revenue by the various services the Company provides. Amounts for the comparative prior periods have been reclassified to conform to the current period presentation. These reclassifications had no impact on previously reported net income and do not represent a restatement of any previously published financial results.
Conference Call
Manning & Napier will host a conference call to discuss its 2018 second quarter financial results on Tuesday, July 31, 2018, at 5:00 p.m. ET. To access the teleconference, please dial 706-758-9224 (domestic and international) approximately ten minutes before the teleconference’s scheduled start time and reference ID# 8167229. A live webcast will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/. A supplemental slide deck will be posted to the Company's website prior to the call.
If you are unable to access the live teleconference, a replay will be available beginning approximately two hours after the call’s completion and available through August 7, 2018. The teleconference replay can be accessed by dialing 404-537-3406 (domestic and international) and entering the ID# 8167229. A webcast replay will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/.
Non-GAAP Financial Measures
To provide investors with greater insight, promote transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making, the Company supplements its consolidated statements of income presented on a GAAP basis with non-GAAP financial measures of earnings. Please refer to the schedule in this release for a reconciliation of non-GAAP financial measures to GAAP measures.
Management uses economic net income and economic net income per adjusted share as financial measures to evaluate the profitability and efficiency of the Company’s business. Economic net income and economic net income per adjusted share are not presented in accordance with GAAP.
Economic net income is a non-GAAP measure of after-tax operating performance and equals the Company’s income before tax provision for income taxes less adjusted income taxes. Adjusted income taxes are estimated assuming the exchange of all outstanding units of Manning & Napier Group, LLC into Class A common stock on a one-to-one basis. Therefore, all income of Manning & Napier Group, LLC allocated to the units of Manning & Napier Group, LLC is treated as if it were allocated to Manning & Napier and represents an estimate of income tax expense at an effective rate of 30.7%, 27.5% and 39.0% for the three-month periods ended June 30, 2018, March 31, 2018 and June 30, 2017, respectively, and 29.0% and 39.0% for the six-months ended June 30, 2018 and 2017, respectively, reflecting assumed federal, state and local income taxes. The decrease in the effective tax rate from 2017 was attributable to the reduction of the corporate income tax rate from the enactment of the U.S. Tax Reform which was signed into law on December 22, 2017.
Economic net income per adjusted share is equal to economic net income divided by the total number of adjusted Class A common shares outstanding. The number of adjusted Class A common shares outstanding for all periods presented is determined by assuming the weighted average exchangeable units of Manning & Napier Group, LLC and unvested equity awards are converted into the Company’s outstanding Class A common stock as of the respective reporting date on a one-to-one basis. The Company’s management uses economic net income, among other financial data, to determine the earnings available to distribute as dividends to holders of its Class A common stock and to the holders of the units of Manning & Napier Group, LLC.
Investors should consider the non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Additionally, the Company’s non-GAAP financial measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures.
About Manning & Napier, Inc.
Manning & Napier (NYSE: MN) provides a broad range of investment solutions as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer U.S. and non-U.S. equity, fixed income, and a range of blended asset portfolios, such as life cycle funds and actively-managed exchange-traded fund ("ETF")-based portfolios. We serve a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management and includes customized solutions that address key issues and solve client-specific problems. We are headquartered in Fairport, NY and had 410 employees as of June 30, 2018.
Safe Harbor Statement
This press release and other statements that the Company may make may contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect the Company’s current views with respect to, among other things, its operations and financial performance. Words like “believes,” “expects,” “may,” “estimates,” “will,” “should,” “intends,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, are used to identify forward-looking statements, although not all forward-looking statements contain these words. Although the Company believes that it is basing its expectations and beliefs on reasonable assumptions within the bounds of what it currently knows about its business and operations, there can be no assurance that its actual results will not differ materially from what the Company expects or believes. Some of the factors that could cause the Company’s actual results to differ from its expectations or beliefs include, without limitation: changes in securities or financial markets or general economic conditions; a decline in the performance of the Company’s products; client sales and redemption activity; changes of government policy or regulations; and other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission.
Contacts
Investor Relations:
Sean Silva
Prosek Partners
212-279-3115
ssilva@prosek.com
Public Relations:
Nicole Kingsley Brunner
Manning & Napier, Inc.
585-325-6880
nbrunner@manning-napier.com
Source Manning & Napier

Manning & Napier, Inc.
Consolidated Statements of Operations
(in thousands, except share data)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Revenues
Management Fees
Separately managed accounts	$24,483	$25,355	$27,530	$49,838	$57,469
Mutual funds and collective investment trusts	11,030	10,980	17,806	22,010	37,091
Distribution and shareholder servicing	3,033	3,178	3,353	6,211	6,393
Custodial services	1,895	1,922	2,012	3,817	4,357
Other revenue	679	789	835	1,468	1,711
Total revenue	41,120	42,224	51,536	83,344	107,021
Expenses
Compensation and related costs	21,689	23,773	22,233	45,462	45,614
Distribution, servicing and custody expenses	4,502	4,781	7,084	9,283	14,495
Other operating costs	8,579	6,454	7,234	15,033	15,212
Total operating expenses	34,770	35,008	36,551	69,778	75,321
Operating income	6,350	7,216	14,985	13,566	31,700
Non-operating income (loss)
Non-operating income (loss), net	332	535	846	867	1,988
Income before provision for income taxes	6,682	7,751	15,831	14,433	33,688
Provision for income taxes	492	478	1,242	970	2,585
Net income attributable to the controlling and the noncontrolling interests	6,190	7,273	14,589	13,463	31,103
Less: net income attributable to the noncontrolling interests	5,424	6,059	12,904	11,483	27,521
Net income attributable to Manning & Napier, Inc.	$766	$1,214	$1,685	$1,980	$3,582

Net income per share available to Class A common stock
Basic	$0.05	$0.08	$0.12	$0.13	$0.25
Diluted	$0.05	$0.07	$0.12	$0.13	$0.25
Weighted average shares of Class A common stock outstanding
Basic	14,691,928	14,313,549	14,111,368	14,503,784	14,077,313
Diluted	14,709,403	78,283,583	14,298,834	14,530,398	14,256,911

Manning & Napier, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Measures
(in thousands, except share data)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017

Net income attributable to Manning & Napier, Inc.	$766	$1,214	$1,685	$1,980	$3,582
Add back: Net income attributable to the noncontrolling interests	5,424	6,059	12,904	11,483	27,521
Add back: Provision for income taxes	492	478	1,242	970	2,585
Income before provision for income taxes	6,682	7,751	15,831	14,433	33,688
Adjusted income taxes (Non-GAAP)	2,053	2,132	6,174	4,185	13,138
Economic net income (Non-GAAP)	$4,629	$5,619	$9,657	$10,248	$20,550

Weighted average shares of Class A common stock outstanding - Basic	14,691,928	14,313,549	14,111,368	14,503,784	14,077,313
Assumed vesting, conversion or exchange of:
Manning & Napier Group, LLC units outstanding (non-controlling interest)	63,349,721	63,918,146	63,941,860	63,632,363	64,847,944
Unvested restricted share-based awards	709,863	873,536	1,136,144	791,248	1,171,768
Weighted average adjusted shares (Non-GAAP)	78,751,512	79,105,231	79,189,372	78,927,395	80,097,025

Economic net income per adjusted share (Non-GAAP)	$0.06	$0.07	$0.12	$0.13	$0.26

Manning & Napier, Inc.
Assets Under Management ("AUM")
(in millions)
(unaudited)

For the three months ended:	Investment Vehicle			Portfolio
	Separate accounts	Mutual funds and collective investment trusts	Total	Blended Asset	Equity	Fixed Income	Total

As of March 31, 2018	$15,960.1	$7,473.4	$23,433.5	$14,998.4	$7,214.2	$1,220.9	$23,433.5
Gross client inflows (1)	331.1	349.7	680.8	432.6	231.2	17.0	680.8
Gross client outflows (1)	(899.7)	(654.5)	(1,554.2)	(718.3)	(776.7)	(59.2)	(1,554.2)
Market appreciation/(depreciation) & other (2)	214.4	63.2	277.6	265.2	2.7	9.7	277.6
As of June 30, 2018	$15,605.9	$7,231.8	$22,837.7	$14,977.9	$6,671.4	$1,188.4	$22,837.7
Average AUM for period	$15,689.8	$7,394.2	$23,084.0	$14,973.6	$6,909.2	$1,201.2	$23,084.0

As of December 31, 2017	$16,856.6	$8,256.6	$25,113.2	$15,666.6	$8,120.6	$1,326.0	$25,113.2
Gross client inflows (1)	418.6	481.3	899.9	459.2	355.5	85.2	899.9
Gross client outflows (1)	(1,325.8)	(1,031.0)	(2,356.8)	(1,102.7)	(1,066.5)	(187.6)	(2,356.8)
Acquired/(disposed) assets	—	(251.6)	(251.6)	—	(251.6)	—	(251.6)
Market appreciation/(depreciation) & other (2)	10.7	18.1	28.8	(24.7)	56.2	(2.7)	28.8
As of March 31, 2018	$15,960.1	$7,473.4	$23,433.5	$14,998.4	$7,214.2	$1,220.9	$23,433.5
Average AUM for period	$16,453.9	$7,873.3	$24,327.2	$15,431.9	$7,607.3	$1,288.0	$24,327.2

As of March 31, 2017	$18,762.8	$12,866.6	$31,629.4	$19,851.8	$10,496.4	$1,281.2	$31,629.4
Gross client inflows (1)	621.2	450.0	1,071.2	560.7	318.0	192.5	1,071.2
Gross client outflows (1)	(2,316.8)	(4,375.2)	(6,692.0)	(4,251.0)	(2,314.4)	(126.6)	(6,692.0)
Market appreciation/(depreciation) & other (2)	647.7	419.2	1,066.9	452.3	594.3	20.3	1,066.9
As of June 30, 2017	$17,714.9	$9,360.6	$27,075.5	$16,613.8	$9,094.3	$1,367.4	$27,075.5
Average AUM for period	$18,424.4	$10,218.0	$28,642.4	$17,249.6	$10,061.2	$1,331.6	$28,642.4

For the six months ended:	Investment Vehicle			Portfolio
	Separate accounts	Mutual funds and collective investment trusts	Total	Blended Asset	Equity	Fixed Income	Total

As of December 31, 2017	$16,856.6	$8,256.6	$25,113.2	$15,666.6	$8,120.6	$1,326.0	$25,113.2
Gross client inflows (1)	749.7	831.0	1,580.7	891.8	586.7	102.2	1,580.7
Gross client outflows (1)	(2,225.5)	(1,685.5)	(3,911.0)	(1,821.0)	(1,843.2)	(246.8)	(3,911.0)
Acquired/(disposed) assets	—	(251.6)	(251.6)	—	(251.6)	—	(251.6)
Market appreciation/(depreciation) & other (2)	225.1	81.3	306.4	240.5	58.9	7.0	306.4
As of June 30, 2018	$15,605.9	$7,231.8	$22,837.7	$14,977.9	$6,671.4	$1,188.4	$22,837.7
Average AUM for period	$16,087.8	$7,640.0	$23,727.8	$15,216.4	$7,262.9	$1,248.5	$23,727.8

As of December 31, 2016	$18,801.9	$12,881.1	$31,683.0	$19,909.4	$10,463.9	$1,309.7	$31,683.0
Gross client inflows (1)	977.1	1,161.0	2,138.1	1,265.9	636.1	236.1	2,138.1
Gross client outflows (1)	(3,839.7)	(5,879.6)	(9,719.3)	(6,127.6)	(3,367.6)	(224.1)	(9,719.3)
Market appreciation/(depreciation) & other (2)	1,775.6	1,198.1	2,973.7	1,566.1	1,361.9	45.7	2,973.7
As of June 30, 2017	$17,714.9	$9,360.6	$27,075.5	$16,613.8	$9,094.3	$1,367.4	$27,075.5
Average AUM for period	$18,694.9	$11,541.0	$30,235.9	$18,600.4	$10,323.8	$1,311.7	$30,235.9

(1)	Transfers of client assets between portfolios are included in gross client inflows and gross client outflows.

(2)
Market appreciation/(depreciation) and other includes investment gains/(losses) on assets under management, the impact of changes in foreign exchange rates and net flows from non-sales related activities including net reinvested dividends.

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